UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐          Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐          Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐          Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 1, 2010, Bruker Corporation (the “Company”) received notice from The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that, due to the resignation of Collin J. D’Silva from the Company’s Board of Directors (the “Board”) effective March 31, 2010, the Company was not in compliance with the majority independent director requirements set forth in Nasdaq Listing Rule 5605(b)(1). The Company has been provided a cure period of 180 days, until September 27, 2010, to regain compliance with the majority independence requirements. Following Mr. D’Silva’s resignation from the Board, the Board consists of twelve members, of whom six are independent, and has one vacancy to be filled by an independent director. As previously reported, Mr. D’Silva had earlier resigned from the Audit Committee of the Board, effective March 9, 2010.

The Company is currently seeking a replacement for Mr. D’Silva to serve on the Company’s Board and Audit Committee, and intends to regain compliance with the corporate governance requirements of the Nasdaq Listing Rules as expeditiously as possible prior to the expiration of the applicable cure periods provided under such rules.

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Departure of Director Collin J. D’Silva

On April 1, 2010, Bruker Corporation announced that Collin J. D’Silva, an independent director of the Company since February 2000, resigned from the Company’s Board of Directors, effective March 31, 2010. There were no disagreements with the Company.  Mr. D’Silva resigned from his service as a director in connection with joining the Company as President of the newly-formed Chemical Analysis Division of Bruker Daltonics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: April 2, 2010	By:	/s/ Brian P. Monahan
Brian P. Monahan
Chief Financial Officer